Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements:

1.	Form S-8 No. 33-69668 pertaining to the 1993 Employee Stock Purchase Plan and 1993 Long-Term Stock Incentive Plan,
2.	Form S-8 No. 33-95052 pertaining to the 1993 Long-Term Stock Incentive Plan of Electroglas, Inc.,
3.	Form S-8 No. 333-35023 pertaining to the 1997 Stock Incentive Plan and Stock Options Granted Pursuant to Agreement between Electroglas, Inc. and Certain Employees of Knights Technology, Inc.,
4.	Form S-8 No. 333-28327 pertaining to the Knights Technology Inc., 1987 Stock Option Plan and Employment Agreements with each of Tom Sherby, Ken Huang, Mary Korn and Ankush Oberai,
5.	Form S-8 No. 333-49303 pertaining to Options Granted Pursuant to Agreements made between Electroglas, Inc. and Certain Employees of Techne Systems, Inc.,
6.	Form S-8 No. 333-62139 pertaining to the 1997 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan,
7.	Form S-8 No. 333-82209 pertaining to the 1997 Stock Incentive Plan,
8.	Form S-8 No. 333-38842 pertaining to the 1997 Stock Incentive Plan,
9.	Form S-8 No. 333-67708 pertaining to the Amended and Restated 1997 Stock Incentive Plan,
10.	Form S-8 No. 333-67712 pertaining to the 2001 Non-Officer Employee Stock Incentive Plan,
11.	Form S-8 No. 333-96827 pertaining to the 2002 Employee Stock Purchase Plan,
12.	Form S-8 No. 333-103160 pertaining to the 2001 Non-Officer Employee Stock Incentive Plan, as amended, and
13.	Form S-3 No. 333-134587 pertaining to the issuance of common stock, preferred stock, debt securities and/or warrants;

of our report dated March 3, 2005 with respect to the consolidated financial statements of Electroglas, Inc., for the year ending December 31, 2004 included in this Annual Report (Form 10-K), for the year ended May 31, 2007.

/s/ Ernst & Young LLP

San Jose, California
August 9, 2007

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